Exhibit 5.1

Morgan, Lewis & Bockius LLP
1701 Market Street Philadelphia, PA 19103-2921
Tel. 215.963.5000
Fax: 215.963.5001 www.morganlewis.com

November 14, 2012

Armstrong World Industries, Inc.

2500 Columbia Avenue

P.O. Box 3001

Lancaster, PA 17605

RE:	Armstrong World Industries, Inc.

Registration Statement on Form S-3

Filed on February 27, 2012 (Registration No. 333-179711)

Ladies and Gentlemen:

We have acted as special Pennsylvania counsel to Armstrong World Industries, Inc., a Pennsylvania corporation (the “Company”), in connection with its filing of (i) the Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”) referenced above, (ii) the base prospectus dated as of February 27, 2012 (the “Base Prospectus”) included in the Registration Statement and (iii) the prospectus supplement dated as of November 7, 2012 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”) filed with the SEC on November 8, 2012 by the Company, pursuant to Rule 424 promulgated under the Act. The Prospectus relates to the public offering of up to 5,980,000 common shares, par value $0.01 per share, of the Company (the “Shares”) by certain shareholders of the Company, which Shares are covered by the Registration Statement.

In connection with this opinion letter, we have examined the Registration Statement and the Prospectus and originals, or copies certified or otherwise identified to our satisfaction, of (i) the Company’s Amended and Restated Articles of Incorporation, as amended (the “Articles”), (ii) the Company’s Amended and Restated Bylaws (the “Bylaws”), (iii) certain resolutions of the Company’s Board of Directors (the “Board”) relating to the Registration Statement and the Prospectus and (iv) such other documents, records and instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. We have relied upon certificates of officers of the Company and of public officials as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof.

Armstrong World Industries, Inc.

November 14, 2012

Subject to the foregoing and the other matters set forth herein, we are of the opinion that, the Shares have been duly authorized, validly issued, fully-paid and non-assessable.

The foregoing opinions are limited to the laws of the Commonwealth of Pennsylvania, and we express no opinion with respect to the laws of any other state or jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Base Prospectus and the Prospectus Supplement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/S/ MORGAN, LEWIS & BOCKIUS LLP